Proof of Payment
                 Investment Company Blanket Bond

                        Foresight Funds, Inc.
                        1634 Pebble CHase Dr.
                           Katy, TX 77450


Check number 286 for $264 was written and mailed on January 9, 2012 to Hagedorn & Company to pay for the Foresight Funds' Policy No.
6214286 that is now effective from 12/31/2011 to 12/31/2012. This
Bond was issued by the National Union Fire Insurance Company.


/s/ Michael M. Bissell
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Michael M. Bissell
President and Chairman of the Board